Exhibit 99.1

China NMPA Approves Tislelizumab for Patients with Second-Line Esophageal Squamous Cell Carcinoma

Tislelizumab is now approved for eight indications in China

CAMBRIDGE, Mass. & BASEL, Switzerland & BEIJING-- BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160; SSE: 688235), a global, science-driven biotechnology company focused on developing innovative and affordable medicines to improve treatment outcomes and access for patients worldwide, today announced that the China National Medical Products Administration (NMPA) has granted approval to BeiGene’s anti-PD-1 antibody, tislelizumab, as a treatment for patients with locally advanced or metastatic esophageal squamous cell carcinoma (ESCC) who have disease progression or are intolerant to first-line standard chemotherapy.

“As a second-line treatment for patients with ESCC, this differentiated checkpoint inhibitor demonstrated significant improvements in overall survival and was generally well-tolerated in our Phase 3 trial of tislelizumab,” commented Mark Lanasa, M.D., Ph.D., Senior Vice President, Chief Medical Officer, Solid Tumors, at BeiGene. “Tislelizumab regulatory submissions in this indication submitted by Novartis are under review by the U.S. FDA and the European Medicines Agency, highlighting our commitment to advancing its progress on behalf of the many patients around the world with ESCC and other forms of cancer.”

“With eight approved indications in China, our science-based commercial team of more than 3,100+ professionals is working to make tislelizumab more broadly available to those in China who may benefit from this important immunotherapy,” commented Xiaobin Wu, Ph.D., President, Chief Operating Officer, and General Manager of China, at BeiGene. “Today’s approval is a great step for patients in China with ESCC.”

“The NMPA’s approval of tislelizumab is welcome news to patients with previously treated ESCC, for whom we are pleased to now be able to provide this new treatment option,” said Lin Shen, Vice President of Clinical Oncology, Beijing Cancer Hospital, and the principal investigator of the trial. “The global Phase 3 clinical trial of tislelizumab demonstrated positive safety and efficacy outcomes as a second-line treatment for patients with ESCC, one of the most common malignant tumors in the digestive tract.”

This approval was supported by clinical results from a randomized, open-label, multi-center, global Phase 3 clinical trial, RATIONALE 302 (NCT03430843), to evaluate the efficacy and safety of tislelizumab as a second-line treatment for patients with locally advanced or metastatic ESCC compared to chemotherapy. The primary endpoint of this trial is overall survival (OS) in the intent-to-treat (ITT) population; a key secondary endpoint is OS in patients with high PD-L1 expression (defined as visually-estimated combined positive score [vCPS] ≥10%); and other secondary endpoints include progression-free survival (PFS), objective response rate (ORR), duration of response (DoR), and safety. A total of 512 patients were enrolled in the trial in 11 countries and regions in Asia, Europe, and North America, randomized 1:1 to either the tislelizumab arm or chemotherapy arm (investigator’s choice of paclitaxel, docetaxel, or irinotecan). Results of this trial were presented at the 2021 American Society of Clinical Oncology (ASCO) Annual Meeting.

Tislelizumab is also under regulatory review in the U.S. and the European Union, submitted by Novartis in their licensed territories, as a second-line treatment for patients with locally advanced or metastatic ESCC.

About Esophageal Squamous Cell Carcinoma (ESCC)

Esophageal cancer is one of the most common malignant tumors in the digestive tract. As a country with a high incidence of esophageal cancer, China accounts for 53.7% of the world's new cases of esophageal cancer and 55.7% of the world's deaths every year.i Esophageal cancer is mainly divided into squamous cell cancer and adenocarcinoma. Esophageal squamous cell cancer is the dominant cancer worldwide (approximately 90%), and it accounts for more than 90% of esophageal cancer patients in China.ii

About Tislelizumab

Tislelizumab is an anti-programmed death receptor-1 (PD-1) inhibitor designed to help aid the body’s immune cells to detect and fight tumors. Tislelizumab, a humanized monoclonal antibody, is specifically designed to minimize binding to FcγR on macrophages. In pre-clinical studies, binding to FcγR on macrophages has been shown to compromise the anti-tumor activity of PD-1 antibodies through activation of antibody-dependent macrophage-mediated killing of T effector cells.

Tislelizumab is the first drug from BeiGene’s immuno-oncology biologics program and is being developed internationally as a monotherapy and in combination with other therapies for the treatment of a broad array of both solid tumor and hematologic cancers. BeiGene has initiated or completed more than 20 potentially registration-enabling clinical trials in 35 countries and regions, including 17 Phase 3 trials and four pivotal Phase 2 trials.

Tislelizumab is approved by the China National Medical Products Administration (NMPA) as a treatment for eight indications, including multiple approvals in non-small cell lung cancer (NSCLC). Tislelizumab has been submitted for regulatory review in one additional indication in China and as a potential treatment for unresectable recurrent locally advanced or metastatic ESCC after prior systemic therapy in the U.S., and in NSCLC and ESCC in Europe. In January 2021, BeiGene announced a collaboration with Novartis to accelerate the clinical development and marketing of tislelizumab in North America, Europe and Japan.
Tislelizumab is not approved for use outside of China.

BeiGene Oncology

BeiGene is committed to advancing best- and first-in-class clinical candidates internally or with like-minded partners to develop impactful and affordable medicines for patients across the globe. We have a growing R&D and medical affairs team of approximately 2,900 colleagues dedicated to advancing more than 100 clinical trials that have involved more than 14,500 subjects. Our expansive portfolio is directed predominantly by our internal colleagues supporting clinical trials in more than 45 countries and regions. Hematology-oncology and solid tumor targeted therapies and immuno-oncology are key focus areas for the Company, with both mono- and combination therapies prioritized in our research and development. BeiGene currently has three approved medicines discovered and developed in our own labs: BTK inhibitor BRUKINSA® in the U.S., China, the EU and U.K., Canada, Australia and additional international markets; and the non-FC-gamma receptor binding anti-PD-1 antibody tislelizumab as well as the PARP inhibitor pamiparib in China.

BeiGene also partners with innovative companies who share our goal of developing therapies to address global health needs. We commercialize a range of oncology medicines in China licensed from Amgen, Bristol Myers Squibb, EUSA Pharma and Bio-Thera. We also plan to address greater areas of unmet need globally through our other collaborations including with Mirati Therapeutics, Seagen, and Zymeworks.

In January 2021, BeiGene and Novartis announced a collaboration granting Novartis rights to co-develop, manufacture, and commercialize BeiGene’s anti-PD1 antibody, tislelizumab, in North America, Europe, and Japan. Building upon this productive collaboration, including a biologics license application (BLA) under U.S Food and Drug Administration (FDA) review, BeiGene and Novartis announced an option, collaboration and license agreement in December 2021 for BeiGene’s TIGIT inhibitor, ociperlimab, that is in Phase 3 development. Novartis and BeiGene also entered into a strategic commercial agreement through which BeiGene will promote five approved Novartis Oncology products across designated regions of China.

About BeiGene

BeiGene is a global, science-driven biotechnology company focused on developing innovative and affordable medicines to improve treatment outcomes and access for patients worldwide. With a broad portfolio of more than 40 clinical candidates, we are expediting development of our diverse pipeline of novel therapeutics through our own capabilities and collaborations. We are committed to radically improving access to medicines for two billion more people by 2030. BeiGene has a growing global team of over 8,000 colleagues across five continents. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneGlobal.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding data from the global Phase 3 clinical trial RATIONALE 302, BeiGene’s plans to pursue the full potential of tislelizumab and expand access where there is unmet medical need, BeiGene’s efforts to make tislelizumab more broadly available in China, the potential for tislelizumab to treat patients with ESCC, BeiGene's advancement, anticipated clinical development, regulatory milestones and commercialization of tislelizumab, and BeiGene’s plans, commitments, aspirations and goals under the headings “BeiGene Oncology” and “About BeiGene.” Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed medicines and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its medicines and technology; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited experience in obtaining regulatory approvals and commercializing pharmaceutical products and its ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates and achieve and maintain profitability; the impact of the COVID-19 pandemic on BeiGene’s clinical development, regulatory, commercial, manufacturing and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent annual report on Form 10-K as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

i International Agency for Research on Cancer in 2018, WHO data cancer today. https://gco.iarc.fr/today/explore

ii Guidelines for diagnosis and treatment of esophageal cancer in 2018, Health Commission of the people's Republic of China.

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